Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS FISCAL FIRST QUARTER 2023 FINANCIAL RESULTS

●	GAAP Operating Margin of 14.6% and Record Adjusted Operating Margin of 15.0%, up 110 bps sequentially and 160 bps year on year; Sixth Consecutive Quarter of Record Adjusted Operating Margin
●	7.3% Organic Revenue Growth Year on Year, Led by Specialty and Engraving Segments
●	Fast Growth Market Sales Increased ~30% Year on Year to ~$17 Million; Fast Growth Market Sales in Fiscal 2023 Expected to Increase ~35% Versus Prior Year
●	Expect to Build on Momentum with Continued Improvement in Key Financial Metrics in Fiscal 2023

SALEM, NH – November 4, 2022 – Standex International Corporation (NYSE: SXI) today reported financial results for the first quarter of fiscal year 2023 ended September 30, 2022.

Summary Financial Results - Total Standex
($M except EPS and Dividends)	1Q23	1Q22	4Q22	Y/Y	Q/Q
Net Sales	$180.6	$175.6	$184.7	2.8%	-2.2%
Operating Income - GAAP	$26.3	$22.8	$19.2	15.2%	36.8%
Operating Income - Adjusted	$27.2	$23.5	$25.7	15.7%	5.9%
Operating Margin - GAAP	14.6%	13.0%	10.4%	+ 160 bps	+ 420 bps
Operating Margin - Adjusted	15.0%	13.4%	13.9%	+ 160 bps	+110 bps
Net Income from Continuing Ops - GAAP	$18.3	$15.8	$13.2	15.8%	38.5%
Net Income from Continuing Ops - Adjusted	$19.1	$16.3	$18.6	17.0%	2.5%

EBITDA	$32.3	$30.5	$26.0	5.7%	24.0%
EBITDA margin	17.9%	17.4%	14.1%	+ 50 bps	+ 380 bps
Adjusted EBITDA	$33.2	$31.2	$32.5	6.3%	2.1%
Adjusted EBITDA margin	18.4%	17.8%	17.6%	+ 60 bps	+80 bps

Diluted EPS - GAAP	$1.53	$1.30	$1.10	17.7%	39.1%
Diluted EPS - Adjusted	$1.60	$1.34	$1.54	19.4%	3.9%
Dividends per share	$0.26	$0.24	$0.26	8.3%	0.0%

Free Cash Flow	$(8.0)	$8.1	$18.8	-198.9%	-142.5%
Net Debt to EBITDA	0.7x	0.6x	0.5x	34.5%	37.0%

First Quarter Fiscal 2023 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We are very pleased with our first quarter performance despite the challenges presented by the uncertain global environment. We achieved strong organic growth and record consolidated adjusted operating margin of 15% in fiscal first quarter 2023 representing a 110 bps sequential increase over prior record adjusted operating margin, reported in fiscal fourth quarter of 2022. Four of our five business segments reported sequential operating margin improvement and adjusted operating margin of at least 16%, reflecting continued successful company-wide execution on price realization, productivity, and efficiency actions. Sales from fast growth markets such as electric vehicles, green energy, and the commercialization of space increased 30% year on year to $17 million in fiscal first quarter 2023, and we anticipate our fast growth market sales in fiscal 2023 to increase approximately 35% versus prior year.

“With our focus on fast growth markets and pricing disciplines, we are confident in our ability to adapt to the dynamic macro-economic environment and continue delivering strong earnings. We anticipate the majority of our segments to exhibit solid organic growth for the fiscal year, partly driven by new opportunities in our fast growth markets such as electric vehicles, renewable energy, smart grid, and commercialization of space. Our solar energy partnership with ENEL, which began in 2017, is progressing to plan and is now in the pilot plant design phase.

“In addition, Standex’s consistent cash generation and substantial financial flexibility position us well to pursue a very active pipeline of organic and inorganic growth opportunities. Although the fiscal first quarter cash flow was negatively impacted by supply chain inefficiencies affecting working capital and annual bonus payments, we believe free cash flow conversion will return to our target level in the fiscal second quarter, with further improvements in the second half of the fiscal year. We have approximately $294 million in available liquidity and a net debt to adjusted EBITDA ratio of approximately 0.7x.

“In summary, we are well positioned to deliver sustainable, profitable growth as we have progressed from a portfolio company to an operating company, comprised of a stronger mix of high-quality businesses with attractive growth rates and higher margin profiles. Our segments are favorably aligned with emerging and sustainable global trends in areas such as renewable energy, electric vehicles, defense, human health, and commercialization of space. As such, we are increasing our investments towards these fast growth end markets to support our NBO funnel and new product introductions. Our Value Creation System, strong balance sheet and consistent cash flow generation position us well to support these initiatives.” concluded Dunbar.

Fiscal Second Quarter 2023 Outlook

In fiscal second quarter 2023, the Company expects slightly higher revenue and similar operating margin to fiscal first quarter 2023, with flat revenue and moderate to significant improvement in operating margin on a year-over-year basis. On a year-on-year basis, embedded within the Company’s outlook is a mid- to high-single-digit organic growth rate, largely offset by the currency impact.

The Company expects the Engineering Technologies Group segment to be the primary revenue driver with a moderate to significant increase compared to fiscal first quarter 2023, while Scientific segment revenue is expected to slightly increase. Electronics and Engraving segment revenue is expected to be similar to fiscal first quarter 2023, while the Specialty Solutions segment revenue is expected to slightly decline.

First Quarter Segment Operating Performance

Electronics (42% of sales; 51% of segment operating income)

	1Q23	1Q22	% Change
Electronics ($M)
Revenue	$75.2	$75.8	-0.8%
Operating Income	18.1	18.3	-0.7%
Operating Margin	24.1%	24.1%

Revenue decreased approximately $0.6 million or 0.8% year-over-year reflecting 4.3% organic growth and 1.5% contribution from acquisitions offset by a 6.6% impact from foreign exchange. On a sequential basis, revenue increased approximately 5%, in line with the Company’s outlook which called for a moderate increase. The segment is seeing positive trends in end markets like industrial applications, medical, power management and EV-related applications, with some softness in white goods.

Electronics segment backlog realizable in under one year of approximately $147 million increased 12% year-over-year and was sequentially similar to fiscal fourth quarter 2022. The segment had a book to bill ratio of 1.0 at the end of the fiscal first quarter.

Operating income decreased approximately $0.2 million or 0.7% year-over-year which reflects organic sales growth and productivity initiatives largely offsetting the inflationary and currency impact. On a sequential basis, operating margin increased approximately 210 bps, primarily driven by pricing initiatives and higher volume.

In fiscal second quarter 2023, on a sequential basis, the Company expects revenue to be similar, as relay and magnetic components growth in North America is offset by softness in white goods end markets in Europe. The Company expects a slight decrease in operating margin, mostly due to mix and higher growth investments, partially offset by continued price actions.

Engraving (19% of sales; 16% of segment operating income)

	1Q23	1Q22	% Change
Engraving ($M)
Revenue	$35.0	$35.2	-0.4%
Operating Income	5.9	4.9	20.1%
Operating Margin	16.7%	13.9%

Revenue decreased approximately $0.2 million or 0.4% year-over-year reflecting 7.9% organic growth which was more than offset by an 8.3% impact from currency. On a sequential basis, revenue decreased approximately 6%, versus the Company’s outlook which called for a slight decrease, primarily driven by a strengthening US dollar. Operating income increased $1.0 million or 20.1% year-over-year, primarily driven by realization of previously announced productivity actions in North America and Europe, which more than offset the currency impact. On a sequential basis, operating margin increased approximately 50 bps, primarily driven by realization of productivity actions.

In fiscal second quarter 2023, on a sequential basis, the Company expects revenue to be similar and operating margin to decrease slightly due to project mix.

Scientific (10% of sales; 11% of segment operating income)

	1Q23	1Q22	% Change
Scientific ($M)
Revenue	$18.5	$21.5	-14.3%
Operating Income	3.7	4.5	-17.4%
Operating Margin	20.2%	20.9%

Revenue decreased approximately $3.1 million or 14.3% year-over-year reflecting lower demand for COVID vaccine storage units. On a sequential basis, revenue decreased approximately 2%, in line with the Company’s outlook which called for a slight decrease. Operating income decreased approximately $0.8 million or 17.4% year-over-year due to the lower volume, partially offset by price and realization of productivity actions. On a sequential basis, operating margin increased approximately 40 bps, primarily driven by lower oceanic freight cost.

In fiscal second quarter 2023, on a sequential basis, the Company expects a slight revenue increase, and slightly lower to similar operating margin, primarily due to R&D investments and higher anticipated spend on advertising and tradeshows

Engineering Technologies (10% of sales; 5% of segment operating income)

	1Q23	1Q22	% Change
Engineering Technologies ($M)
Revenue	$17.0	$17.6	-3.3%
Operating Income	1.9	0.9	107.5%
Operating Margin	11.0%	5.1%

Revenue decreased approximately $0.6 million or 3.3% year-over-year reflecting a 0.9% organic decrease and a 2.4% impact from currency. On a sequential basis, revenue decreased approximately 21% due to project timing, in line with the Company’s outlook which called for a moderate to significant decrease. Operating income increased approximately $1.0 million or 107.5% year-over-year reflecting productivity and efficiency initiatives and the impact of a one-time project related charge in fiscal first quarter 2022 that did not repeat. On a sequential basis, operating margin decreased approximately 400 bps, primarily driven by the sequential revenue decline.

In fiscal second quarter 2023, on a sequential basis, the Company expects moderate to significant increase in revenue and operating margin, reflecting an increased level of project activity.

Specialty Solutions (19% of sales; 17% of segment operating income)

	1Q23	1Q22	% Change
Specialty Solutions ($M)
Revenue	$34.9	$25.5	36.9%
Operating Income	6.1	2.8	115.9%
Operating Margin	17.4%	11.0%

Specialty Solutions revenue increased approximately $9.4 million or 36.9% year-over-year, reflecting a 39.3% organic growth partially offset by a 2.4% impact from currency. Organic growth was primarily driven by price realization, strong market demand in the Hydraulics business unit, and a favorable year-over-year comparison due to a labor work stoppage in two plants during the fiscal first quarter 2022. On a sequential basis, revenue was similar, in line with the Company’s outlook. Operating income increased approximately $3.3 million or 115.9% year-over-year reflecting the price and volume increases. On a sequential basis, operating margin increased approximately 190 bps, primarily driven by pricing and productivity initiatives.

In fiscal second quarter 2023, on a sequential basis, the Company expects revenue to decrease slightly primarily due to seasonality in food service equipment end market. Operating margin is expected to be similar as volume decline is offset by pricing and productivity actions.

Capital Allocation

●

Share Repurchase: During the fiscal first quarter, the Company repurchased 90,368 shares for approximately $8.4 million. There was approximately $82.3 million remaining on the company’s current share repurchase authorization at the end of the fiscal first quarter 2023.

●

Capital Expenditures: In fiscal first quarter 2023, Standex’s capital expenditures were $5.3 million compared to $5.0 million in the fiscal first quarter of 2022. The Company expects fiscal year 2023 capital expenditures between $35 million and $40 million with key investments focused on growth initiatives and capacity expansion. Capital expenditures were $23.9 million in fiscal 2022.

●

Dividend: On October 27, 2022, the Company declared a quarterly cash dividend of $0.28 per share, an approximately 7.7% year-over-year increase. The dividend is payable on November 23, 2022, to shareholders of record on November 9, 2022.

Balance Sheet and Cash Flow Highlights

●

Net Debt:  Standex had net debt of $95.5 million on September 30, 2022, compared to $68.9 million at the end of fiscal first quarter 2022 and $70.0 million at the end of fiscal fourth quarter 2022. Net debt for the first quarter of 2023 consisted primarily of long-term debt of approximately $199 million and cash and equivalents of $103.4 million of which approximately $94 million was held by foreign subsidiaries.

Standex had no repatriation in fiscal first quarter 2023. The company expects to repatriate between $30 million and $35 million in fiscal 2023.

●

Cash Flow: Net cash used in continuing operating activities for the three months ended September 30, 2022, was $2.7 million compared to net cash provided by continuing operating activities of $13.1 million in the prior year’s quarter. Free cash flow after capital expenditures was $(8.0) million compared to free cash flow after capital expenditures of $8.1 million in the fiscal first quarter of 2022. Working capital was negatively impacted by supply chain inefficiencies, a one-time litigation settlement payment, and annual bonus payments. The company expects free cash flow conversion levels to improve throughout the balance of the fiscal year.

Conference Call Details

Standex will host a conference call for investors tomorrow, November 4, 2022, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through November 4, 2023. To listen to the teleconference playback, please dial in the U.S. (877) 344-7529 or (412) 317-0088 internationally; the passcode is 1369497. The audio playback via phone will be available through November 11, 2022. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, loss on sale of a business unit, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except per share data)	2022	2021

Net sales	$180,600	$175,610
Cost of sales	112,347	109,373
Gross profit	68,253	66,237

Selling, general and administrative expenses	41,089	42,752
Restructuring costs	582	440
Acquisition related costs	292	217
Other operating (income) expense, net	-	-

Income from operations	26,290	43,409

Interest expense	1,187	1,720
Other non-operating (income) expense, net	1,018	23
Total	2,205	1,743

Income from continuing operations before income taxes	24,085	21,085
Provision for income taxes	5,769	5,264
Net income from continuing operations	18,316	15,821

Income (loss) from discontinued operations, net of tax	(46)	(3)

Net income	$18,270	$15,818

Basic earnings per share:
Income (loss) from continuing operations	$1.55	$1.32
Income (loss) from discontinued operations	-	-
Total	$1.55	$1.32

Diluted earnings per share:
Income (loss) from continuing operations	$1.53	$1.30
Income (loss) from discontinued operations	-	-
Total	$1.53	$1.30

Average Shares Outstanding
Basic	11,823	12,023
Diluted	11,952	12,149

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
(In thousands)	2022	2022

ASSETS
Current assets:
Cash and cash equivalents	$103,428	$104,844
Accounts receivable, net	113,556	117,075
Inventories	109,639	105,339
Prepaid expenses and other current assets	51,435	45,210
Income taxes receivable	6,809	6,530
Total current assets	384,867	378,998

Property, plant, equipment, net	124,792	128,584
Intangible assets, net	81,766	85,770
Goodwill	261,064	267,906
Deferred tax asset	6,458	8,186
Operating lease right-of-use asset	37,421	39,119
Other non-current assets	24,892	25,876
Total non-current assets	536,393	555,441

Total assets	$921,260	$934,439

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$66,289	$74,520
Accrued liabilities	53,422	67,773
Income taxes payable	4,708	8,475
Total current liabilities	124,419	150,768

Long-term debt	198,915	174,830
Operating lease long-term liabilities	30,092	31,357
Accrued pension and other non-current liabilities	76,144	78,141
Total non-current liabilities	305,151	284,328

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	91,446	91,200
Retained earnings	916,549	901,421
Accumulated other comprehensive loss	(171,099)	(153,312)
Treasury shares	(387,182)	(381,942)
Total stockholders' equity	491,690	499,343

Total liabilities and stockholders' equity	$921,260	$934,439

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)
	Year Ended
	September 30,
(In thousands)	2022	2021

Cash Flows from Operating Activities
Net income	$18,270	$15,818
Income (loss) from discontinued operations	(46)	(3)
Income from continuing operations	18,316	15,821

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,008	7,725
Stock-based compensation	2,564	2,089
Non-cash portion of restructuring charge	(1,066)	(49)
Contributions to defined benefit plans	(52)	(52)
Net changes in operating assets and liabilities	(29,475)	(12,448)
Net cash provided by operating activities - continuing operations	(2,705)	13,086
Net cash provided by (used in) operating activities - discontinued operations	2	(15)
Net cash provided by (used in) operating activities	(2,703)	13,071
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(5,267)	(5,022)
Other investing activities	43	(31)
Net cash (used in) investing activities	(5,224)	(5,053)
Cash Flows from Financing Activities
Proceeds from borrowings	24,000	-
Payments of debt	-	-
Contingent consideration payment	(1,167)	(1,167)
Activity under share-based payment plans	829	976
Purchase of treasury stock	(8,387)	(9,500)
Cash dividends paid	(3,074)	(2,890)
Net cash provided by (used in) financing activities	12,201	(12,581)

Effect of exchange rate changes on cash	(5,690)	(1,121)

Net changes in cash and cash equivalents	(1,416)	(5,684)
Cash and cash equivalents at beginning of year	104,844	136,367
Cash and cash equivalents at end of period	$103,428	$130,683

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2022	2021
Net Sales
Electronics	$75,199	$75,836
Engraving	35,024	35,170
Scientific	18,456	21,529
Engineering Technologies	16,999	17,573
Specialty Solutions	34,922	25,502
Total	$180,600	$175,610

Income from operations
Electronics	$18,141	$18,273
Engraving	5,854	4,874
Scientific	3,723	4,508
Engineering Technologies	1,865	899
Specialty Solutions	6,077	2,815
Restructuring	(582)	(440)
Acquisition Related Costs	(292)	(217)
Corporate	(8,496)	(7,884)
Other operating income (expense), net	-	-
Total	$26,290	$22,828

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except percentages)	2022	2021	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$180,600	$175,610	2.8%
Income from operations, as reported	$26,290	$22,828	15.2%
Income from operations margin	14.6%	13.0%
Adjustments:
Restructuring charges	582	440
Acquisition-related costs	292	217
Litigation charge	-	-
Loss on sale of business	-	-
Property insurance deductible	-	-
Purchase accounting expenses	-	-
Adjusted income from operations	$27,164	$23,485	15.7%
Adjusted income from operations margin	15.0%	13.4%
Interest and other income (expense), net	(2,205)	(1,743)
Life insurance benefit	-	-
Provision for income taxes	(5,769)	(5,264)
Discrete and other tax items	100	-
Tax impact of above adjustments	(206)	(164)
Net income from continuing operations, as adjusted	$19,084	$16,314	17.0%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$18,316	$15,821	15.8%
Net income from continuing operations margin	10.1%	9.0%
Add back:
Provision for income taxes	5,769	5,264
Interest expense	1,187	1,720
Depreciation and amortization	7,008	7,725
EBITDA	$32,280	$30,530	5.7%
EBITDA Margin	17.9%	17.4%
Adjustments:
Restructuring charges	582	440
Acquisition-related costs	292	217
Purchase accounting expenses	-	-
Adjusted EBITDA	$33,154	$31,187	6.3%
Adjusted EBITDA Margin	18.4%	17.8%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$(2,705)	$13,086
Less: Capital expenditures	(5,267)	(5,022)
Free cash flow from continuing operations	$(7,972)	$8,064

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
Adjusted earnings per share from continuing operations	September 30,
	2022	2021	% Change

Diluted earnings per share from continuing operations, as reported	$1.53	$1.30	17.7%

Adjustments:
Restructuring charges	0.04	0.03
Acquisition-related costs	0.02	0.01
Discrete tax items	0.01	-
Diluted earnings per share from continuing operations, as adjusted	$1.60	$1.34	19.4%

Contact:

Christopher Howe, IR

(773) 754-5394

e-mail: InvestorRelations@Standex.com